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Exhibit 10.2

AMENDMENT
TO
CHANGE-IN-CONTROL SEVERANCE AGREEMENT

        This Amendment (this "Amendment") to the Change-In-Control Severance Agreement by and between EDWARDS LIFSCIENCES CORPORATION, a Delaware corporation (the "Company"), and                                    (the "Executive") dated                              , as amended                        (the "Agreement"), is made, entered into, and effective as of March 28, 2012.

        WHEREAS, the Company and the Executive desire to modify the terms of Article 4 of the Agreement;

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive, intending to be bound, agree as follows:

          1.     The heading "Article 4. Excise Tax" on the Contents page shall be deleted and replaced with heading "Article 4. Benefit Limit;" and

          2.     The text of Article 4 of the Agreement shall be deleted in its entirety and replaced with the following:

  Article 4. Benefit Limit

        4.1    Benefit Limit.    In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company).

        4.2    Order of Reduction.    Should a reduction in benefits be required to satisfy the benefit limit of Section 4.1, then the portion of any parachute payment otherwise payable in cash (other than pursuant to Section 2.3(f)) to the Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive's options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made. If additional reductions are necessary, then the cash payment under section 2.3(f) shall be reduced next, and finally the benefits under Section 2.3(g) shall be reduced to the extent necessary to satisfy the benefit limit of Section 4.1.

        4.3    Resolution Procedures.    In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

  (a)
  In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

  (b)
  In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company. The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be shared equally by the Executive and the Company.

  (c)
  In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Company.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year above written.

Company:	Executive:
Edwards Lifesciences Corporation
By:

2

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  Exhibit 10.2
AMENDMENT TO CHANGE-IN-CONTROL SEVERANCE AGREEMENT